Exhibit 16.1

November 8, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01(a) of FingerMotion Inc.’s Form 8-K dated November 8, 2017, and we agree with the statements made therein. We have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Yours truly,

/s/ Weinberg & Company, P.A.

Los Angeles, California